Exhibit 99.2

BENNETT S. SILVERBERG direct dial: (212) 209-4924 fax: (212) 938-2924 bsilverberg@brownrudnick.com

January 30, 2017

VIA EMAIL

Mr. Marshall S. Huebner

David Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

RE: Bonanza Creek Energy, Inc.

Dear Marshall:

As you are aware, our firm represents the Ad Hoc Committee of Equity Security Holders of Bonanza Creek Energy, Inc. (the “Ad Hoc Equity Committee”). The members of the Ad Hoc Equity Committee currently hold 34% of the issued and outstanding common stock of Bonanza Creek Energy, Inc. (“BCEI”) and requests to join our group suggest that this percentage is likely to increase.

In BCEI’s Reply to Limited Objection of the Ad Hoc Equity Committee to the Motion of Debtors for Entry of Interim and Final Orders Pursuant to Bankruptcy Code Sections 105(a), 361, 362, 363, 503, and 507, Bankruptcy Rules 2002, 4001, 6004, and 9014, and Local Rule 4001-2 (I) Authorizing the Debtors to Utilize Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing and (V) Granting Related Relief, dated January 29, 2017 [Docket No. 200], the Debtors invited the Ad Hoc Equity Committee to propose an alternative transaction.

In response, the Ad Hoc Equity Committee is prepared to immediately engage in discussions with the Debtors regarding the terms of an alternative transaction (the “Alternative Transaction”). A key component of the Ad Hoc Equity Committee’s Alternative Transaction is a rights offering proposal (the “Alternative Rights Offering”) pursuant to which the Ad Hoc Committee’s members are prepared to backstop a larger rights offering by at least $100 million PLUS put that increased new money in at a higher valuation than the rights offering currently contemplated by the Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of December 23, 2016 (the Prepackaged Plan”)1. The larger Alternative Rights Offering would provide the Debtors with additional capital to enable the Debtors to pursue their business plan or make payments to BCEI’s creditors under a chapter 11 plan. Moreover, the Ad Hoc Equity Committee is prepared to permit all holders of BCEI’s common stock to participate in the Alternative Rights Offering.

1 Defined terms not defined herein shall have the meaning ascribed to such terms in the Prepackaged Plan.

The treatment of all other classes of claims and interests under the Alternate Transaction would remain substantially the same as under the Prepackaged Plan with the following exceptions:

•	Holders of Notes Claims shall be satisfied in full through a combination of cash, debt and/or take back equity.

•	Holders of Existing Equity Interests will receive, in addition to the right to participate in the Alternate Rights Offering, a combination of New Common Stock and Warrants at an enhanced value to that offered in the Prepackaged to reflect fair valuation.

In addition, the Alternate Transaction would not disturb any of the settlements reached with NGL Crude Logistics, LLC or Silo Energy, LLC.

We look forward to working with BCEI to further develop the terms of the Alternate Transaction and submit that this bona fide offer enables the Debtors to immediately exercise their right to “fiduciary stop, look and listen” under the Restructuring Support Agreement to further negotiate the terms of an acceptable Alternative Transaction. Please contact us at your convenience to facilitate such further discussions.

Sincerely,

BROWN RUDNICK LLP

/s/ Bennett S. Silverberg

Bennett S. Silverberg

cc: Brian M. Resnick